Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES
FURTHER DEVELOPMENTS RELATING TO CREDIT
FACILITY AND CONVERTIBLE NOTES

Fairfield, NJ--June 7, 2005 — Bradley Pharmaceuticals, Inc. (NYSE: BDY), as previously announced in its Current Report on Form 8-K filed on April 28, 2005, Bradley Pharmaceuticals, Inc. (the “Company”) reported that (i) it had received a notice from a beneficial holder of the Company’s 4% Convertible Senior Subordinated Notes due 2013 (the “Convertible Notes”) claiming a default under the related indenture (the “Indenture”) as a result of the Company’s failure to file its Annual Report on Form 10-K; and (ii) such a default, if not cured within 30 days after receipt of that notice, would constitute an event of default entitling the trustee or note holders to accelerate maturity of the Convertible Notes, which have an aggregate principal amount of $37 million.

On June 1, 2005, the Company received a subsequent notice from that beneficial noteholder advising that the Company’s failure to cure such default now constituted an event of default under the Indenture and declaring the principal of the Convertible Notes and interest thereon to be due and payable. However, in light of the notice described below relating to the Company’s credit facility, no payment may be made to the noteholders under the Indenture with respect to the Convertible Notes until the end of the Payment Blockage Period described below.

In accordance with the Indenture, the administrative agent for the lenders that are party to the Company’s $125 million credit facility sent a notice on May 20, 2005 (the “Payment Blockage Notice”) to the trustee under the Indenture advising the trustee that certain non-payment defaults exist under the credit facility and electing to effect a Payment Blockage Period under the Indenture. The credit facility represents indebtedness that is senior to the Convertible Notes.

Under the Indenture, a “Payment Blockage Period” means the period commencing upon receipt by the trustee of the Payment Blockage Notice and ending on the earliest of:

•	179 days thereafter (provided that the senior indebtedness to which the non-payment default relates has not been accelerated);
•	The date on which the non-payment default is cured, waived or ceases to exist;
•	The date on which the senior indebtedness is discharged or paid in full; or
•	The date on which the Payment Blockage Period is terminated by written notice to
•	the trustee from the representative of the senior indebtedness initiating the Payment Blockage Period.

In addition, the Company and Wachovia Bank, National Association, the administrative agent for the lenders that are party to the Company’s $125 million credit facility, have reached an agreement in principle, subject to the execution of standard commitment documents that will contain customary terms and conditions, pursuant to which a new comprehensive financing solution for the Company is anticipated to be implemented during the first half of the Company’s third quarter. This financing will enable the Company to satisfy in its entirety all obligations under the Convertible Notes and provide the Company with both term and revolving credit facilities. Upon closing of this new facility, the Company’s existing credit facility and the Convertible Notes will each be extinguished.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, timing of payments on accelerated indebtedness, refinancing of indebtedness, launches by Bradley of new products and market acceptance of Bradley’s products. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to refinance the indebtedness; ability to satisfy its substantial indebtedness obligations and to comply with the restrictive covenants in its debt instruments; ability to access the capital markets on attractive terms or at all; ability to favorably resolve the pending SEC informal inquiry, maintain sales of its products, successfully acquire, develop, integrate, or sell new products or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.